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                                                                    Exhibit 3.17


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION

                                       OF

                              BROMAR SERVICES, INC.

                                  JULY 13, 1998


                  BroMar Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

                  FIRST:   The name of the Corporation is BroMar Services, Inc.

                  SECOND: The Board of Directors of the Corporation, by the consent of all of its members, adopted a resolution declaring advisable that the following Amendment to the Certificate of Incorporation of the Corporation be submitted to the stockholders for approval in accordance with Section 242 of the General Corporation Law of the State of Delaware:

                  RESOLVED, that the Board of Directors deems it advisable to amend the Corporation's Certificate of Incorporation:

                  Article 1 of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following language:

1.       Name.    The name of the corporation is ASNSC, Inc.

                  THIRD: The aforesaid amendment was duly adopted by the Corporation's stockholders in accordance with the applicable provisions of Sections 228 and 242(b)(1) of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, BroMar Services, Inc. has caused this certificate to be executed by the undersigned this 13th day of July, 1998.


                                                     BROMAR SERVICES, INC.